                                        INGERSOLL-RAND COMPANY                       EXHIBIT 12
                         COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES
                                     (Dollar Amounts in Millions)

                                                      Years Ended December 31,
Fixed charges:                                    1998       1997       1996        1995       1994
  Interest expense...........................   $227.5     $138.8    $ 122.4      $ 90.0     $ 46.9
  Amortization of debt discount and expense..      7.0        2.0        1.5         0.8        0.4
  Rentals (one-third of rentals).............     25.0       25.5       22.4        21.6       18.8
  Capitalized interest.......................      4.0        3.3        4.6         3.6        3.2
  Equity-linked security charges............      19.7        --         --          --         --
Total fixed charges..........................   $283.2     $169.6     $150.9     $ 116.0     $ 69.3

Net earnings ..........................         $509.1     $380.5     $358.0      $270.3     $211.1
Add:   Minority income of majority-
         owned subsidiaries..................     54.2       17.3       18.9        14.5       15.1
       Taxes on income.......................    280.1      233.2      210.3       158.9      118.8
       Fixed charges.........................    283.2      169.6      150.9       116.0       69.3
Less:  Capitalized interest..................      4.0        3.3        4.6         3.6        3.2
       Undistributed earnings (losses) from
         less than 50% owned affiliates......     33.7       16.2      (23.1)       33.3       33.3
Earnings available for fixed charges .......  $1,088.9     $781.1     $756.6      $522.8     $377.8

Ratio of earnings to fixed charges ..........     3.84       4.61       5.01        4.51       5.46
Undistributed earnings (losses) from less
    than 50% owned affiliates:
  Equity in earnings (losses)...............    $ 37.3     $ 19.4     $ 36.4       $ 36.6     $ 36.6
    Less:  Amounts distributed..............       3.6        3.2       59.5          3.3     $  3.3
  Undistributed earnings (losses) from
    less-than 50% owned affiliates...........   $ 33.7      $16.2    $ (23.1)     $ 33.3     $ 33.3